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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Acme Metals Incorporated of our report dated January 23, 1998, except as to the Note entitled "Assets Held for Sale" which is as of March 10, 1998, and except as to the Note entitled "Summary of Significant Accounting Policies -- Comprehensive Income", which is as of May 6, 1998 relating to the financial statements of Acme Metals Incorporated, which appears in such Prospectus. We also consent to the references to us under the headings "Independent Accountants" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Chicago, Illinois
May 13, 1998